Exhibit 4.1

SECOND AMENDMENT AND CONSENT, dated as of June 27, 2008 (this “Amendment”), to (i) the Amended and Restated Credit Agreement, dated as of July 19, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Virgin Mobile USA, L.P., a Delaware limited partnership (the “Borrower”), the Lenders thereto, JPMorgan Chase Bank, N.A. as administrative agent (in such capacity, the “Administrative Agent”), the other agents named therein and the several banks and other financial institutions or entities from time to time parties thereto, and (ii) the other Loan Documents (as defined in the Credit Agreement).

WITNESSETH:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, in order to facilitate the Helio Acquisition (as defined below), the Borrower has requested that certain provisions of the Credit Agreement and the other Loan Documents be amended or waived and that the Lenders provide their consent to the Helio Acquisition, in each case as set forth herein; and

WHEREAS, the Lenders are willing to agree to such amendments on the terms set forth herein:

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, terms which are defined in the Credit Agreement as amended hereby and used herein (and in the recitals hereto) as defined terms are so used as so defined.

2. Amendments to Section 1.1 of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended as follows:

(i) A new term “Borrower Preferred Stock” is added to read in its entirety as follows:

“Borrower Preferred Stock”: the preferred Capital Stock of the Borrower, with a liquidation preference not to exceed the greater of (a) $50,000,000 plus the amount of all cumulated and unpaid dividends in kind and (b) an amount equal to the amount the holders thereof would have received upon a liquidation had such holders converted their shares of Borrower Preferred Stock into shares of common stock of Virgin Mobile USA, Inc. immediately prior to such liquidation, issued to Virgin Mobile USA, Inc. or its Subsidiaries on the date of consummation of the Helio Acquisition to effectuate the contribution by Virgin Mobile USA, Inc. of preferred equity proceeds to the Borrower; provided, that (i) such Capital Stock shall not be convertible into or exchangeable for Indebtedness or other preferred Capital Stock and (ii) prior to the date that is one year following the later of the maturity date of the loans under this Agreement and under the Subordinated Revolving Facility (a) shall not mature or be mandatorily redeemable (other than solely for common equity), (b) shall not be redeemable at the option of the holder thereof (other than solely for common equity), in whole or in part, and (c) shall not provide for any dividends or other payments in cash.

(ii) The term “Consolidated Adjusted EBITDA” is amended as follows:

(a)	by deleting the word “and” prior to clause (l) and substituting in lieu thereof a comma;

(b)	by adding the following after clause (l):

and (m) Helio Merger Integration Expenses not in excess of the Helio Integration Cap Amount, and provided that any such Helio Merger Integration Expenses are identified and scheduled separately with reasonable specificity in each quarterly financial compliance certificate required to be delivered to the Administrative Agent pursuant to Section 6.2(b);

(iii) A new term “Helio” is added to read in its entirety as follows:

“Helio”: Helio, LLC, a Delaware limited liability company.

(iv) A new term “Helio Acquisition” is added to read in its entirety as follows:

“Helio Acquisition”: the Borrower’s acquisition of all of the equity of Helio, on the terms provided under Helio Acquisition Agreement.

(v) A new term “Helio Acquisition Agreement” is added to read in its entirety as follows:

“Helio Acquisition Agreement”: the Transaction Agreement dated as of June 27, 2008 among Virgin Mobile USA, Inc., the Borrower, Helio, Helio, Inc., SK Telecom USA Holdings, Inc., Corvina Holdings Limited and Earthlink, Inc., together with any amendments, waivers or other changes to such Agreement that have been consented to by the Required Lenders, in writing.

(vi) A new term “Helio Bridge Loan” is added to read in its entirety as follows:

“Helio Bridge Loan”: Indebtedness of Helio to SK, in respect of bridge loans made to Helio prior to the consummation of the Helio Acquisition, in an aggregagate principal amount not to exceed the sum of (x) $10,000,000 plus (y) one-half of the amount of any net operating losses at

Helio during the period after August 31, 2008 and prior to the consummation of the Helio Acquisition, exclusive of any costs arising from the failure to complete the operational restructuring contemplated by the Helio Acquisition Agreement by August 31, 2008.

(vii) A new term “Helio Integration Cap Amount” is added to read in its entirety as follows:

“Helio Integration Cap Amount”: an amount equal to the difference of (a) $10,000,000 minus (b) the amount of aggregate Helio Shutdown Costs in excess of $15,000,000 (but in no event shall the amount in clause (b) exceed, solely for purposes of this calculation, $5,000,000).

(viii) A new term “Helio Shutdown Costs” is added to read in its entirety as follows:

“Helio Shutdown Costs”: cash costs of (i) severance for employees of Helio and (ii) shutdown costs (including lease damages and settlements) for retail stores, kiosks and master service arrangements.

(ix) A new term “Helio Merger Integration Expenses” is added to read in its entirety as follows:

“Helio Merger Integration Expenses”: cash expenditures (whether accrued or paid in cash during the relevant measurement period) effected following the Helio Acquisition and on or prior to December 31, 2009, which, in management’s good faith judgment, arise solely as a result of the Helio Acquisition and include merger integration expenses incurred by the Borrower or Helio such as (i) duplicate staffing, (ii) duplicate software licenses, (iii) duplicate system expenses, (iv) personnel transition, outplacement and relocation expenses, (v) severance associated with transition personnel (those who are employed at least 15 days beyond the closing date of the Helio Acquisition), (vi) out-sourced personnel and staffing costs, and (vii) associated indirect costs such as facilities, equipment leases, occupancy, benefits, T&E, and out-of-pocket expenses related thereto.

(x) The term “Indebtedness” is hereby amended by adding at the end of clause (g) the following: “excluding the Borrower Preferred Stock”.

(xi) The term “Permitted Acquisition” is hereby amended and restated to read in its entirety as follows:

“Permitted Acquisition”: any acquisition by the Borrower or a Subsidiary Guarantor (directly or indirectly) of any portion of the assets of, or more than 50% of the Capital Stock in, a Person or division or line of business of a Person (an “Acquisition”) if, at the time of and immediately after giving effect thereto, (a) no Default or Event of Default has occurred and is continuing prior to giving effect to such Acquisition, or would result therefrom, (b) all transactions related thereto are consummated in accordance with applicable laws, (c) all the Capital Stock in each Subsidiary formed for the purpose of or resulting from such Acquisition shall be owned directly by the Borrower or a Subsidiary Guarantor and all actions required to be taken with respect to such acquired or newly-formed Subsidiary under Section 6.10 shall be taken in accordance with the terms thereof, (d) in case of an acquisition of assets, such assets (other than assets to be retired or disposed of) are to be used, and in the case of an acquisition of Capital Stock, the Person so acquired is engaged, in the same line of business as that of the Borrower or a line of business reasonably related thereto, (e) the Borrower and the Subsidiaries are in compliance, before giving effect to such Acquisition and on a pro forma basis after giving effect to such Acquisition, with all of the covenants contained in this Agreement (including with the covenants contained in Section 7.1), (f) with respect to any Acquisition where the total consideration payable or deliverable by the Borrower, any Subsidiary Guarantor or any Affiliate thereof is $25,000,000 or more (including cash, assumption of Indebtedness, assumption of any other liabilities (with respect to current liabilities, net of current assets), the Required Lenders have consented to such Acquisition, and (g) the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (a) through (f) above, together with all financial information for the Person or assets to be acquired as reasonably requested by the Administrative Agent or the Required Lenders.

(xii) The term “Pricing Grid” is hereby amended to read in its entirety as follows:

“Pricing Grid”: the table set forth below.

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
≥ 4.0 to 1.0	5.95%	4.95%
< 4.0 to 1.0	5.50%	4.50%

(xiii) A new term “SK” is added to read in its entirety as follows:

“SK”: SK Telecom Co., Ltd. and its Affiliates.

(xiv) A new term “Second Amendment and Consent” is added to read in its entirety as follows:

“Second Amendment and Consent”: the Second Amendment and Consent among the Borrower, the Administrative Agent and the Required Lenders party thereto, dated as of June 27, 2008.

3. Amendments to Section 2.11 of the Credit Agreement. Section 2.11 of the Credit Agreement is hereby amended as follows:

(i) By adding to the end of clause (i) of the parenthetical contained in Section 2.11(d) the following: “or the issuance of the Borrower Preferred Stock”.

(ii) By adding a new Section 2.11(g) to read in its entirety as follows: “On the Effectiveness Date of, and as defined in, the Second Amendment and Consent, the Borrower shall make a prepayment of the Loans in an amount of not less than $50,000,000.”

4. Amendment to Section 6.1 of the Credit Agreement. Section 6.1 of the Credit Agreement is hereby amended as follows:

(a)	By deleting the word “and” at the end of Section 6.1(b);

(b)	By replacing the period at the end of Section 6.1(c) with “; and”;

(c)	By adding a new clause 6.1(d) to read in its entirety as follows:

(d) as soon as available, and in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrower, a report showing the amount of Helio Merger Integration Expenses and Helio Shutdown Costs accrued during such month (and, for the first such report, all prior months since June 13, 2008); and

(d)	By adding a new clause 6.1(e) to read in its entirety as follows:

(e) If the Borrower, acting in good faith, determines or should determine that any Helio Merger Integration Expenses added back in the calculation of Consolidated Adjusted EBITDA in any period should not constitute Helio Merger Integration Expenses, then the Borrower shall deliver an amended quarterly compliance certificate within 5 business days showing the revised calculation of the covenants hereunder giving effect to such recalculation.

5. Amendment to Section 7.1 of the Credit Agreement. Section 7.1(c) of the Credit Agreement is hereby amended as follows:

(i) the Consolidated Leverage Ratio threshold for December 31, 2008 (and thereafter), as shown in the chart in Section 7.1(c) is amended to read: “2.75 to 1.0”; and

(ii) if the Helio Acquisition is consummated on or before September 30, 2008, the Consolidated Leverage Ratio threshold for September 30, 2008, as shown in the chart in Section 7.1(c) is amended to read: “3.0 to 1.0”.

6. Amendments to Section 7.2 of the Credit Agreement. Section 7.2 of the Credit Agreement is hereby amended as follows:

(i) By amending Section 7.2(i)(ii)(A) by adding after the words “Permitted Investors” the following: “or SK”.

(ii) By amending and restating Section 7.2(i)(ii)(B) as follows:

with respect to any Subordinated Debt issued to the Permitted Investors or SK, such Subordinated Debt shall contains terms and conditions reasonably acceptable to the Required Lenders;

(iii) By adding to the end of Section 7.2(j) the following proviso: “; and provided that the aggregate commitments under the Subordinated Revolving Facility shall not exceed $150,000,000;”

(iv) By adding, to Section 7.2(k), after the phrase “Sprint Spectrum,” the following: “, SK”.

(v) By deleting, from Section 7.2(k), the phrase “on substantially similar terms as the terms of the Subordinated Revolving Facility” and substituting in lieu thereof the following: “on terms approved by the Required Lenders”.

7. Amendment to Section 7.5 of the Credit Agreement. Section 7.5 of the Credit Agreement is hereby amended as follows:

(i) By removing the word “and” at the end of clause (i), and adding at the end of clause (j) “; and”

(ii) By adding a new clause 7.5(k) to read as follows: “(k) the issuance of the Borrower Preferred Stock.”.

8. Amendment to Section 7.8 of the Credit Agreement. Section 7.8 of the Credit Agreement is hereby amended as follows:

(i) By adding at the end of Section 7.8(f) the following: “and the Helio Acquisition”;

(ii) By adding, at the end of Section 7.8(i), the following: “provided, further, that notwithstanding any provision of this Agreement, no Acquisition (no matter the consideration given, or form or structure thereof), shall be effected by the Borrower or any of its Subsidiaries other than Permitted Acquisitions; provided, that this clause shall not apply to transactions that otherwise are contemplated by Section 7.8(e), (h) or (g)”.

9. Amendment to Section 7.10 of the Credit Agreement. Section 7.10 of the Credit Agreement is hereby amended by adding at the end the following: “; provided, however, that with respect to the Helio Acquisition, clause (b)(ii) shall be deemed satisfied (with no other effect on other clauses of this Section 7.10).”

10. New Section 7.18 of the Credit Agreement. A new Section 7.18 of the Credit Agreement is added to read in its entirety as follows:

7.18. Limitation on Helio Acquisition Expenses. Assume any bridge loans to Helio from SK other than the Helio Bridge Loan.

11. Amendments to Section 8 of the Credit Agreement. Section 8 of the Credit Agreement is hereby amended as follows:

(i) By amending and restating clause 8(e)(i) to read in its entirety as follows: “default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, and for purposes of this Section 8(e) only the Borrower Preferred Stock, but excluding the Loans) on the scheduled or original due date with respect thereto”;

(ii) By adding after clause (q) “or”; and

(iii) By adding a new clause (r) that reads: “(r) the Borrower, Helio and all Subsidiary Guarantors have in the aggregate paid, from and after the date of execution of the Helio Acquisition Agreement, Helio Shutdown Costs in excess of $20,000,000; or”

(iv) By adding a new clause (s) that reads: “(s) if any of the Loans are converted into, or otherwise exchanged for, equity of Virgin, the Borrower or any Affiliate of any of them (including by the acquisition of Loans by any such entity in exchange for equity of any such entity);”.

12. Amendment to Section 9.4 of the Credit Agreement. Section 9.4 of the Credit Agreement is hereby amended by adding, at the end, the following: “Any consent to, or approval of, the terms and conditions of other agreements, opinions, certificates and documents that is subject to the approval of the Administrative Agent under this Agreement or any Loan Document (including approving any modifications of the terms of the Subordinated Revolving Facility pursuant to the Subordination Agreement) shall also require the consent of the Required Lenders.”

13. Information. Not later than the public announcement of the execution of the Helio Acquisition Agreement, the Borrower shall: (a) publicly announce the material terms of this Amendment and (b) post to Intralinks, for private-side Lenders only, all the materials provided to any Lender in connection with the solicitation and negotiation of this Amendment, including projections and any financial information for April and May 2008. Breach of this Section 13 shall constitute an Event of Default under the Credit Agreement.

14. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders as of the date hereof that:

(i) this Amendment has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(ii) immediately prior to and after giving effect to this Amendment, no Default or Event or Default has occurred and is continuing;

(iii) immediately prior to and after giving effect to this Amendment, each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(iv) the materials given, and statements made, to any Lender in connection with the solicitation and negotiation of this Amendment, taken as a whole, are true and correct in all material respects and do not omit to state a material fact necessary to make such statements and materials, and the statements made pursuant to clauses (i), (ii) and (iii) above, not materially misleading.

Breach of this Section 14 shall constitute an Event of Default under the Credit Agreement.

15. Effectiveness of Amendment. Sections 13-14, and 16-20 of this Amendment are immediately effective upon the execution and delivery of this Amendment by the Borrower, the Administrative Agent and the Required Lenders. All other Sections of this Amendment shall become effective (the date on which such conditions shall have been satisfied, the “Effectiveness Date”) upon the occurrence of the following conditions:

(i) The Helio Acquisition shall have been consummated not later than October 31, 2008;

(ii) The Borrower shall have, simultaneously with the consummation of the Helio Acquisition, effected a prepayment of the Loans as contemplated by Section 2.11(g) of the Credit Agreement (as inserted by this Amendment) in an amount of not less than $50,000,000, and the Administrative Agent shall have received such payment;

(iii) SK shall have become a Lender under the Subordinated Revolving Facility with a new commitment (not a commitment assigned from another Lender) of not less than $35,000,000, and shall have executed and delivered the Subordination Agreement (or a joinder thereto);

(iv) Virgin shall have increased its commitment under the Subordinated Revolving Facility to $100,000,000;

(v) The aggregate of all Commitments under the Subordinated Revolving Facility shall be $135,000,000.

(vi) Helio shall have become a Subsidiary Guarantor pursuant to Section 6.10 of the Credit Agreement;

(vii) The Borrower and any Subsidiary Guarantor shall not have made any payment to Helio or to SK or any of their Affiliates as a reimbursement for operating losses of Helio that relate to the expenses to be curtailed by the operational restructuring contemplated by the Helio Acquisition Agreement (including through repayment, or continued existence as Indebtedness of Helio after the consummation of the Helio Acquisition, of the Helio Bridge Loan) unless, by August 31, 2008, Helio has fully implemented such operational restructuring;

(viii) Prior to the consummation of the Acquisition and following June 27, 2008, SK shall have provided additional funding to Helio in an amount not less than the sum of (x) $20 million (not less than $10 million of which shall be in the form of convertible debt which, upon consummation of the Helio Acquisition shall have been converted to equity, and not more than $10 million in the form of the Helio Bridge Loan), and (y) without duplication, an amount equal to Helio’s net operating losses through the consummation of the Acquisition (which amount shall be funded in the form of convertible debt which, upon consummation of the Helio Acquisition shall be converted to equity, except that up to 50% of any net operating losses arising after August 31, 2008 may be funded through the Helio Bridge Loan).

(ix) Upon the closing of the Helio Acquisition, the Helio Bridge Loan shall have been repaid through incremental fundings under the Subordinated Revolving Facility, and the Borrower and its Subsidiaries shall not have paid, directly or indirectly, or undertaken any obligation to pay any SK pre-closing funding to Helio other than for the Helio Bridge Loan.

(x) SK, or one or more of its Affiliates, shall have paid to Virgin Mobile USA, Inc. $25,000,000 for the purchase of mandatory convertible preferred stock of Holdings, the conversion price for such stock shall have been set at a premium to the trading price of the common stock of Holdings at the time of the announcement contemplated by Section 13(a), and such funds shall have been contributed to the Borrower.

(xi) Virgin, or one or more of its Affiliates, shall have paid to Virgin Mobile USA, Inc. $25,000,000 for the purchase of mandatory convertible preferred stock of Holdings, the conversion price for such stock shall have been set at a premium to the trading price of the common stock of Holdings at the time of the announcement contemplated by Section 13(a), and such funds shall have been contributed to the Borrower.

(xii) The Administrative Agent shall have been paid and reimbursed, pursuant to Section 10.5 of the Credit Agreement, for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) due and owing in connection with the Credit Agreement and the negotiations, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith;

(xiii) The fees and expenses of Ropes & Gray LLP shall have been paid and reimbursed in connection with the negotiations, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith;

(xiv) The Administrative Agent shall have received (i) physical possession of any certificated membership interests of Helio LLC, together with transfer powers executed in blank by the Borrower and (ii) any Uniform Commercial Code financing statement amendment, in proper form for filing, registration or recordation, required by law or reasonably requested by the Required Lenders to be filed, registered or recorded in order to perfect security interests in Helio’s assets;

(xv) The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of Helio are located, pursuant to documentation reasonably satisfactory to the Required Lenders;

(xvi) The Administrative Agent shall have received the legal opinion of Simpson Thacher & Bartlett LLP, counsel to the Borrower and its Subsidiaries (including Helio as of the date of the consummation of the Helio Acquisition), in a form reasonably satisfactory to the Required Lenders;

(xvii) The Administrative Agent shall have received reliance letters with respect to opinions of counsel to SK and Helio regarding the Helio Acquisition (if any), in a form reasonably satisfactory to the Required Lenders;

(xviii) The Administrative Agent shall have received a copy of the Limited Liability Company Agreement of Helio;

(xix) The Administrative Agents shall have received (a) a certificate of each of the Borrower and Helio, dated the Effectiveness Date, substantially in the form of Exhibit F to the Credit Agreement, with appropriate insertions and attachments, including the certificate of formation of each of the Borrower and Helio by the relevant authority of the jurisdiction of organization of each of the Borrower and Helio and resolutions of the partners and/or members of each of the Borrower and Helio and (b) a long form good standing certificate for each of the Borrower and Helio from its jurisdiction of organization; and

(xx) the Administrative Agent and the Borrower shall have received counterparts of this Amendment duly executed by the Borrower, the Administrative Agent and the Required Lenders by no later than June 27, 2008; it being understood that this Amendment and the consents set forth herein shall terminate and be of no force and effect if by June 27, 2008, the Administrative Agent and the Borrower shall not have received counterparts of this Amendment duly executed by the Borrower, the Administrative Agent and the Required Lenders.

16. Instructions to Administrative Agent. Each Lender signatory hereto agrees that in executing and delivering this Amendment, it is directing the Administrative Agent to execute this Amendment and the Second Amendment and Consent to the Subordinated Revolving Facility, in the form attached hereto as Exhibit A, and to take all action necessary to effectuate the intent of the Required Lenders with respect to this Amendment. Each Lender signatory hereto represents and warrants that it holds the outstanding principal amount of Loans indicated on such Lender’s signature page to the Term Sheet dated June 13, 2008, unless such Lender has separately communicated to the Company and the Administrative Agent that it holds a different amount.

17. Continuing Effect; No Other Amendments. Except as expressly provided herein, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect.

18. Expenses. The Borrower agrees to pay and reimburse (a) the Administrative Agent for all its reasonable costs and out-of-pocket expenses incurred in connection with the preparation and delivery of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and (b) the reasonable fees and disbursements of Ropes & Gray LLP.

19. Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile or electronic transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

20. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

VIRGIN MOBILE USA, L.P.
By Virgin Mobile USA, Inc., its General Partner

By:	/s/ Daniel H. Schulman
Name:	Daniel H. Schulman
Title:	Chief Executive Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Christophe Vohmann
Name:	Christophe Vohmann
Title:	Vice President

VIRGIN MOBILE USA, L.P.
SECOND AMENDMENT AND CONSENT
DATED AS OF JUNE 27, 2008

AVERY POINT CLO, LIMITED
By: Sankaty Advisors, LLC as Collateral Manager

By:	/s/ Alan K. Halfenger
Name:	Alan K. Halfenger
Title:	Chief Compliance Officer Assistant Secretary

CASTLE HILL II-INGOTS, LTD
By: Sankaty Advisors, LLC as Collateral Manager

By:	/s/ Alan K. Halfenger
Name:	Alan K. Halfenger
Title:	Chief Compliance Officer Assistant Secretary

LOAN FUNDING XI LLC
By: Sankaty Advisors, LLC as Collateral Manager

By:	/s/ Alan K. Halfenger
Name:	Alan K. Halfenger
Title:	Chief Compliance Officer Assistant Secretary

CHATHAM LIGHT II CLO, LIMITED
By: Sankaty Advisors, LLC as Collateral Manager

By:	/s/ Alan K. Halfenger
Name:	Alan K. Halfenger
Title:	Chief Compliance Officer Assistant Secretary

DEUTSCHE BANK AG NEW YORK BRANCH
By: DB Services New Jersey, Inc.

By:	/s/ Jonathan Shin
Name:	Jonathan Shin
Title:	Assistant Vice President

By:	/s/ Deborah O’Keeffe
Name:	Deborah O’Keeffe
Title:	Vice President

SANKATY CREDIT OPPORTUNITIES III, L.P.

By:	/s/ Alan K. Halfenger
Name:	Alan K. Halfenger
Title:	Chief Compliance Officer
Assistant Secretary

KATONAH III, LTD.
By: Sankaty Advisors, LLC as Sub-Advisor

By:	/s/ Alan K. Halfenger
Name:	Alan K. Halfenger
Title:	Chief Compliance Officer Assistant Secretary

NASH POINT CLO
By: Sankaty Advisors, LLC as Collateral Manager

By:	/s/ Alan K. Halfenger
Name:	Alan K. Halfenger
Title:	Chief Compliance Officer Assistant Secretary

PROSPECT FUNDING I, LLC

By:	/s/ Alan K. Halfenger
Name:	Alan K. Halfenger
Title:	Chief Compliance Officer Assistant Secretary

RACE POINT II CLO, LTD.
By: Sankaty Advisors, LLC as Collateral Manager

By:	/s/ Alan K. Halfenger
Name:	Alan K. Halfenger
Title:	Chief Compliance Officer Assistant Secretary

RACE POINT III CLO
By: Sankaty Advisors, LLC as Collateral Manager

By:	/s/ Alan K. Halfenger
Name:	Alan K. Halfenger
Title:	Chief Compliance Officer Assistant Secretary

SANKATY HIGH YIELD PARTNERS III, L.P.

By:	/s/ Alan K. Halfenger
Name:	Alan K. Halfenger
Title:	Chief Compliance Officer Assistant Secretary

SSS1 CBNA LOAN FUNDING LLC

By:	/s/ Emilie Roviaro
Name:	Emilie Roviaro
Title:	As Attorney-in-fact

GRAND CENTRAL ASSET TRUST, SSS SERIES

By:	/s/ Emilie Roviaro
Name:	Emilie Roviaro
Title:	As Attorney-in-fact

VÄRDE INVESTMENT PARTNERS, L.P.

By:	Värde Investment Partners G.P., LLC, its General Partner

By:	Värde Partners, L.P., its Managing Member

By:	Värde Partners, Inc., its General Partner

By:	/s/ Jeffrey A. Thuringer
Name:	Jeffrey A. Thuringer
Title:	Vice President

SCOGGIN CAPITAL MANAGEMENT, LP II
By:	S&E Partners LP Its: General Partner
By:	Scroggin Inc. Its: General Partner

By:	/s/ Craig Effron
Name:	Craig Effron
Title:	President

SCOGGIN INTERNATIONAL FUND LTD.
By:	Scoggin LLC Its: Investment Manager

By:	/s/ Craig Effron
Name:	Craig Effron
Title:	President

SCOGGIN CREDIT OPPORTUNITIES MASTER FUND LTD.

By:	Old Bellows Partners LP Its: Investment Manager
By:	Old Bell Associates Its. General Partner

By:	/s/ Dev Chodry
Name:	Dev Chodry
Title:	Managing Director

SCOGGIN WORLDWIDE FUND LTD.
By:	Old Bellows Partners LP Its: Investment Manager
By:	Old Bell Associates Its. General Partner

By:	/s/ Dev Chodry
Name:	Dev Chodry
Title:	Managing Member

CITIGROUP FINANCIAL PRODUCTS INC.

By:	/s/ John Humphrey
Name:	John Humphrey
Title:	Managing Director

UBS AG, Stamford Branch

By:	/s/ Douglas Gervolino
Name:	Douglas Gervolino
Title:	Director
Banking Product Services, US

By:	/s/ Leslie Evans
Name:	Leslie Evans

Title:	Associate Director
Banking Product Services, US

VIRGIN ENTERTAINMENT HOLDINGS, INC
By VMU GPI, LLC its general partner

By:	/s/ Daniel H. Schulman
Name:	Daniel H. Schulman
Title:	Chief Executive Officer